                                                                       Exhibit 2


                              AMENDED AND RESTATED
                          PLAN AND AGREEMENT OF MERGER
                            DATED DECEMBER 6, 1996,
                       BETWEEN THE COMPANY, SNET AND SAS

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I
     THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
     1.1     The Merger: Surviving Corporation . . . . . . . . . . . . . .     1
     1.2     Effective Time: Filing Date . . . . . . . . . . . . . . . . .     2
     1.3     Closing . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
     1.4     Effect of the Merger. . . . . . . . . . . . . . . . . . . . .     2
     1.5     Further Assurances. . . . . . . . . . . . . . . . . . . . . .     2

ARTICLE II
     CONVERSION OF SHARES. . . . . . . . . . . . . . . . . . . . . . . . .     2
     2.1     Conversion of WB Common Stock . . . . . . . . . . . . . . . .     2
     2.2     Treasury Shares; Shares owned by WB or SNET . . . . . . . . .     3
     2.3     Fractional Shares . . . . . . . . . . . . . . . . . . . . . .     3
     2.4     Rights of WB Shareholders . . . . . . . . . . . . . . . . . .     3
     2.5     Closing of WB Transfer Books. . . . . . . . . . . . . . . . .     3
     2.6     Exchange of Certificates; Dividends . . . . . . . . . . . . .     4
     2.7     Adjustments . . . . . . . . . . . . . . . . . . . . . . . . .     4
     2.8     Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . .     5

ARTICLE III
     CERTIFICATES; BYLAWS; OFFICERS AND DIRECTORS. . . . . . . . . . . . .     5
     3.1     Certificates of Incorporation . . . . . . . . . . . . . . . .     5
     3.2     Bylaws. . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
     3.3     Officers and Directors . . . . . . . . . . . . . . . . . .. .     5

ARTICLE IV
     REPRESENTATIONS AND WARRANTIES OF WB. . . . . . . . . . . . . . . . .     5
     4.1     Organization. . . . . . . . . . . . . . . . . . . . . . . . .     5
     4.2     No Subsidiaries . . . . . . . . . . . . . . . . . . . . . . .     6
     4.3     Capital Stock . . . . . . . . . . . . . . . . . . . . . . . .     6
     4.4     Financial Statements: Material Liabilities. . . . . . . . . .     6
     4.5     SEC Filings . . . . . . . . . . . . . . . . . . . . . . . . .     7
     4.6     Title . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
     4.7     Employee Relations  . . . . . . . . . . . . . . . . . . . . .     7
     4.8     Contracts . . . . . . . . . . . . . . . . . . . . . . . . . .     8
     4.9     Customers . . . . . . . . . . . . . . . . . . . . . . . . . .     8
     4.10    Accounts Payable. . . . . . . . . . . . . . . . . . . . . . .     9
     4.11    Litigation; Disputes. . . . . . . . . . . . . . . . . . . . .     9
     4.12    Real and Personal Property. . . . . . . . . . . . . . . . . .     9
     4.13    Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .     9
     4.14    Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
     4.15    Patents, Trademarks, Copyrights and Other Intellectual Property  10
     4.16    Absence of Certain Changes or Events. . . . . . . . . . . . .    11
     4.17    Compliance with Law . . . . . . . . . . . . . . . . . . . . .    11
     4.18    Environmental Matters . . . . . . . . . . . . . . . . . . . .    12
     4.19    Transfer Act. . . . . . . . . . . . . . . . . . . . . . . . .    14
     4.20    No Violation; Consents. . . . . . . . . . . . . . . . . . . .    15
     4.21    Pension and Welfare Plans . . . . . . . . . . . . . . . . . .    15
     4.22    Related Party Transactions. . . . . . . . . . . . . . . . . .    17
     4.23    Compensation of Directors, Officers and Employees . . . . . .    17
     4.24    Bank Accounts, Etc. . . . . . . . . . . . . . . . . . . . . .    18
     4.25    Books of Account; Minute Books. . . . . . . . . . . . . . . .    18
     4.26    Authorization . . . . . . . . . . . . . . . . . . . . . . . .    18
     4.27    Registration Statement. . . . . . . . . . . . . . . . . . . .    18
     4.28    Affiliates. . . . . . . . . . . . . . . . . . . . . . . . . .    19
     4.29    Conflicting Interests . . . . . . . . . . . . . . . . . . . .    19
     4.30    Certain Payments. . . . . . . . . . . . . . . . . . . . . . .    19
     4.31    Accuracy of Representations . . . . . . . . . . . . . . . . .    19

ARTICLE V
     REPRESENTATIONS AND WARRANTIES OF SNET AND SAS. . . . . . . . . . . .    19
     5.1     Organization. . . . . . . . . . . . . . . . . . . . . . . . .    19
     5.2     Capital Stock . . . . . . . . . . . . . . . . . . . . . . . .    20
     5.3     SEC Filings . . . . . . . . . . . . . . . . . . . . . . . . .    20
     5.4     Absence of Certain Changes or Events. . . . . . . . . . . . .    20
     5.5     No Violation; Government Consent. . . . . . . . . . . . . . .    20
     5.6     Authorization . . . . . . . . . . . . . . . . . . . . . . . .    21
     5.7     Registration Statement. . . . . . . . . . . . . . . . . . . .    21
     5.8     Validity of Securities. . . . . . . . . . . . . . . . . . . .    22
     5.9     Accuracy of Representations . . . . . . . . . . . . . . . . .    22

ARTICLE VI
     COVENANTS OF WB . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
     6.1     Consents; Approvals . . . . . . . . . . . . . . . . . . . . .    22
     6.2     Shareholder Approval; Registration Statement. . . . . . . . .    22
     6.3     Conduct of the Business of WB . . . . . . . . . . . . . . . .    23
     6.4     Acquisition Proposals . . . . . . . . . . . . . . . . . . . .    25

     6.5     Letter of WB's Accountants. . . . . . . . . . . . . . . . . .    25
     6.6     Best Efforts. . . . . . . . . . . . . . . . . . . . . . . . .    26

ARTICLE VII
     COVENANTS OF SNET AND SAS . . . . . . . . . . . . . . . . . . . . . .    26
     7.1     Consents; Approvals . . . . . . . . . . . . . . . . . . . . .    26
     7.2     Registration Statement. . . . . . . . . . . . . . . . . . . .    26
     7.3     Blue Sky. . . . . . . . . . . . . . . . . . . . . . . . . . .    26
     7.4     Listing . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
     7.5     Certain Actions . . . . . . . . . . . . . . . . . . . . . . .    26
     7.6     Best Efforts. . . . . . . . . . . . . . . . . . . . . . . . .    27

ARTICLE VIII
     COVENANTS APPLICABLE TO ALL PARTIES . . . . . . . . . . . . . . . . .    27
     8.1     Reasonable Efforts. . . . . . . . . . . . . . . . . . . . . .    27
     8.2     Public Announcements. . . . . . . . . . . . . . . . . . . . .    27
     8.3     Notification of Certain Matters . . . . . . . . . . . . . . .    27
     8.4     Hart-Scott-Rodino Act Filing. . . . . . . . . . . . . . . . .    28

ARTICLE IX
     ACCESS AND CONFIDENTIALITY. . . . . . . . . . . . . . . . . . . . . .    28
     9.1     Access. . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
     9.2     Confidentiality . . . . . . . . . . . . . . . . . . . . . . .    28

ARTICLE X
     CONDITIONS TO OBLIGATIONS OF SNET AND SAS . . . . . . . . . . . . . .    29
     10.1     Performance. . . . . . . . . . . . . . . . . . . . . . . . .    29
     10.2     Consents Obtained. . . . . . . . . . . . . . . . . . . . . .    29
     10.3     No Litigation. . . . . . . . . . . . . . . . . . . . . . . .    29
     10.4     Documents to be Delivered  . . . . . . . . . . . . . . . . .    29

ARTICLE XI
     CONDITIONS TO THE OBLIGATION OF WB. . . . . . . . . . . . . . . . . .    30
     11.1     Performance. . . . . . . . . . . . . . . . . . . . . . . . .    30
     11.2     Consents Obtained  . . . . . . . . . . . . . . . . . . . . .    30
     11.3     No Litigation  . . . . . . . . . . . . . . . . . . . . . . .    30
     11.4     Documents to be Delivered  . . . . . . . . . . . . . . . . .    30

ARTICLE XII
     CONDITIONS APPLICABLE TO ALL PARTIES. . . . . . . . . . . . . . . . .    31
     12.1     Shareholder Approval . . . . . . . . . . . . . . . . . . . .    31
     12.2     Suspension of Trading. . . . . . . . . . . . . . . . . . . .    31
     12.3     Regulatory Approvals . . . . . . . . . . . . . . . . . . . .    31
     12.4     Effectiveness of the Registration Statement. . . . . . . . .    31
     12.5     No Orders  . . . . . . . . . . . . . . . . . . . . . . . . .    32
     12.6     HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . .    32
     12.7     New York Stock Exchange. . . . . . . . . . . . . . . . . . .    32
     12.8     Fairness Opinion . . . . . . . . . . . . . . . . . . . . . .    32

ARTICLE XIII
     TERMINATION; AMENDMENT; WAIVER. . . . . . . . . . . . . . . . . . . .    32
     13.1     Termination. . . . . . . . . . . . . . . . . . . . . . . . .    32
     13.2     Amendment. . . . . . . . . . . . . . . . . . . . . . . . . .    32
     13.3     Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . .    33

ARTICLE XIV
     MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
     14.1     Survival . . . . . . . . . . . . . . . . . . . . . . . . . .    33
     14.2     Woodbury Management Employees. . . . . . . . . . . . . . . .    33
     14.3     Community Activities . . . . . . . . . . . . . . . . . . . .    33
     14.4     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . .    33
     14.5     Brokers; Finder Fees . . . . . . . . . . . . . . . . . . . .    33
     14.6     Notices. . . . . . . . . . . . . . . . . . . . . . . . . . .    33
     14.7     Governing Law. . . . . . . . . . . . . . . . . . . . . . . .    34
     14.8     Non-Assignability. . . . . . . . . . . . . . . . . . . . . .    34
     14.9     Entire Agreement . . . . . . . . . . . . . . . . . . . . . .    34
     14.10    Counterparts . . . . . . . . . . . . . . . . . . . . . . . .    34
     14.11    Indemnification and Insurance. . . . . . . . . . . . . . . .    34
     14.12    Interpretation . . . . . . . . . . . . . . . . . . . . . . .    35

     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of December 6, 1996 among Southern New England Telecommunications Corporation, a Connecticut corporation ("SNET"), SNET Acquisition Subsidiary, Inc., a Connecticut corporation and a wholly-owned subsidiary of SNET ("SAS"), and The Woodbury Telephone Company, a Connecticut corporation ("WB").

                                  RECITALS

     WHEREAS, the authorized capital stock of WB consists of 1,250,000 shares of Common Stock par value $2.50 ("WB Common Stock"). As of December 6, 1996, 769,107 shares of WBCommon Stock were issued and outstanding, and no shares of WB Common Stock were issued and held by WB as treasury shares. Each share of WB Common Stock is entitled to one vote per share;

     WHEREAS, the authorized capital stock of SAS consists of 1,000 shares of Common Stock, par value $.01 ("Sub Common Stock"), all of which are issued and outstanding and are owned by SNET;

     WHEREAS, the authorized capital stock of SNET consists of 300,000,000 shares of Common Stock, $1.00 par value ("SNET Common Stock"), 2,000,000 shares of Preferred Stock, $50.00 par value, and 50,000,000 shares of Preference Stock, $1.00 par value. As of December 6, 1996, 65,122,647 shares of SNET Common
Stock were issued and outstanding, 2,758,512 shares were issued and held by SNET as treasury shares, and no shares of SNET Preferred or Preference Stock were issued and outstanding;

     WHEREAS, it is intended that the merger of SAS into WB (the "Merger") be pursuant to the laws of the State of Connecticut and shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended; and

     WHEREAS, the respective Boards of Directors of WB, SAS and SNET deem the Merger desirable and in the best interests of their respective shareholders and have duly approved this Agreement and directed that, in the case of WB, this Agreement be submitted to its shareholders for approval.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:


                                    ARTICLE I
                                    THE MERGER

     1.1 The Merger: Surviving Corporation. In accordance with the provisions of this Agreement and the Connecticut Business Corporation Act (the "CBCA"), SAS shall be merged with and into WB, and the separate corporate existence of SAS shall cease. WB, as the surviving corporation, shall continue to be governed by the CBCA. SAS and WB are hereinafter referred to as the "Constituent Corporations," and WB is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 Effective Time: Filing Date. Subject to the provisions of this Agreement, the certificates of merger required under applicable law (the "Merger Certificates") shall be filed with the Secretary of the State of Connecticut on the day of the Closing (as defined in Section 1.3 hereof) or on such other date as the parties agree. The Merger shall become effective at the time of such filing with the Secretary of the State of Connecticut (the "Effective Time").

     1.3 Closing. The closing (the "Closing") under this Agreement shall be held at the offices of Day, Berry & Howard, 185 Asylum Street, CityPlaceI, Hartford, Connecticut, or at such other place as the parties agree, at 10:00 A.M. on a date no later than ten days following the receipt of all regulatory approvals.

     1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided under Connecticut law. As of the Effective Time, the separate existence of SAS shall cease and the corporate existence and identity of WB shall be a direct wholly-owned subsidiary of SNET.

     1.5  Further Assurances.  If at any time after the Effective
Time, the Surviving Corporation shall consider that any deeds, assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, its right, interest or title to any property or right of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Constituent Corporations agree that the Surviving Corporation and its officers and directors may, shall and will execute and deliver in the name and on behalf of the Constituent Corporations all such property, deeds, assignments and assurances in law and do all acts necessary or desirable to vest, perfect or confirm all rights, interest or title to such property or right in the Surviving Corporation or otherwise to carry out this Agreement.


                                  ARTICLE II
                             CONVERSION OF SHARES

The manner and basis of exchanging the shares of WB shall be as follows:

     2.1  Conversion of WB Common Stock.

     (a) At the Effective Time, SAS will merge with and into WB, by the filing with the Secretary of the State of Connecticut of the Merger Certificates; and each share of WB Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of WBCommon Stock owned by SNET), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, and shall be exchangeable for that number of shares of SNET Common Stock (including related rights to purchase shares of SNET Common Stock pursuant to the Rights Agreement, dated as of December11, 1996, between SNET and State Street Bank and Trust Company) equal to the product of one share of SNET Common Stock times a fraction, the numerator of which is $43.00 and the denominator of which is equal to the average of the closing prices (the "Average Closing Price") of one share of SNET Common Stock as reported on the New York Stock Exchange for the ten trading days ending on the fifth business day prior to the Effective Time (the "Merger Consideration"); provided that in the event the Average Closing Price is less than $30.00, then the Merger Consideration shall be determined in accordance with the foregoing formula based on a deemed Average Closing Price of $30.00 and WB shall have the option to consummate the Merger based on such deemed Average Closing Price and, if WB does not opt to do so, then SNET shall have the option to terminate the Merger pursuant to ArticleXIII, and in the event the Average Closing Price is more than $49.00, then the Merger Consideration shall be determined in accordance with the foregoing formula based on a deemed Average Closing Price of $49.00 and SNET shall have the option to consummate the Merger based on such deemed Average Closing Price and, if SNET does not opt to do so, then WB shall have the option to terminate the Merger pursuant to Article XIII.

     (b) At the Effective Time, each share of Sub Common Stock outstanding prior to the Merger shall be converted into 1,000 shares of the Surviving Corporation, so that SNET will be the sole and exclusive owner of equity securities of the Surviving Corporation.

     2.2  Treasury Shares; Shares owned by WB or SNET.  Each share of
WB Common Stock issued and held in the treasury of WB or owned by SNET immediately prior to the Effective Time shall be canceled, retired and shall cease to exist, and no right to receive SNET Common Stock shall arise with respect thereto.

     2.3  Fractional Shares.  No fractional shares of SNET Common
Stock shall be issued in the Merger. In lieu thereof, SNET shall issue to any holder of certificates of WB Common Stock otherwise entitled to a fractional share, upon surrender of such certificates in accordance with the instructions furnished by SNET, a check for an amount of cash equal to the fraction of a share of SNET Common Stock multiplied by $43.00.

     2.4 Rights of WB Shareholders. The holders of certificates representing shares of WBCommon Stock, other than SNET, shall, by virtue of the Merger, cease to have rights as shareholders of WB and their sole right shall be the right to receive the Merger Consideration for each share of WB Common Stock.

     2.5 Closing of WB Transfer Books. At the Effective Time, the stock transfer books of WB shall be closed, and no transfer of shares of capital stock of WB shall thereafter be made. If, after the Effective Time, certificates representing shares of WB Common Stock (the "WB Certificates") are presented to the Surviving Corporation or the Exchange Agent (as defined in Section 2.6) by shareholders of record of WB Common Stock other than SNET, they shall be canceled or exchanged for SNET Common Stock and, if required, cash in lieu of fractional shares as provided in this ArticleII.

     2.6  Exchange of Certificates; Dividends.

     (a) At the Effective Time, SNET or SAS shall deposit with State Street Bank and Trust Transfer Services (the "Exchange Agent"), for the benefit of the holders of shares of WBCommon Stock, certificates representing shares of SNET Common Stock. The Exchange Agent shall, pursuant to irrevocable instructions, make the deliveries provided for in Section 2.1 using such SNET Common Stock. Promptly after the Effective Time, the Exchange Agent shall mail to each WB shareholder of record (other than SNET) as of immediately prior to the Effective Time, a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the WB Certificates shall pass, only upon proper delivery of the WB Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the WB Certificates for conversion and exchange thereof. Upon surrender to the Exchange Agent of a WB Certificate, in accordance with the instructions thereto, the holder of such WB Certificate shall be entitled to receive in exchange therefor SNET Common Stock allocable to such WB Certificate (and cash in lieu of any fractional share), and such WB Certificate shall forthwith be canceled. If SNET Common Stock is to be issued to a person other than the person in whose name the WB Certificate is registered, it shall be a condition of exchange that the WB Certificate so surrendered shall be properly endorsed with signatures guaranteed, or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance or delivery to such person or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with this Section 2.6, each WB Certificate shall represent solely the right to receive the Merger Consideration in the form and manner provided herein.

     (b) No dividends or other distributions that are otherwise payable on such SNET Common Stock shall be paid to persons entitled to receive such Stock until such persons surrender their WB Certificates. Upon such surrender, there shall be paid to such person any dividends which shall have become payable with respect to such WB Certificates (less the amount of taxes, if any, which may have been imposed thereon) between the Effective Time and the time of such surrender. Notwithstanding the above, neither the Exchange Agent nor any party hereto shall be liable for any SNET Common Stock or dividend or distribution thereon delivered to any government agency pursuant to any abandoned property, escheat or similar law.

     2.7 Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of SNET Common Stock or WB Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment or similar event, or a stock dividend thereon shall be declared with a record date within such period, then the number of shares of SNET Common Stock into which shares of WB Common Stock are to be converted shall be correspondingly adjusted.

     2.8 Dissenters' Rights. Any shareholder of WB demanding dissenters' rights as provided in CBCA Sections 33-855 to 33-872, inclusive, and who does not satisfy all requirements for the exercise of dissenters' rights under said sections of the CBCA, shall be bound by this Agreement in accordance with its terms. If any such dissenting shareholder of WB shall not satisfy such requirements, the shares held by such dissenting shareholder of WB shall thereupon be treated as though such shares had been converted into the right to receive the Merger Consideration pursuant to Section 2.1 of this Agreement, and each WB Certificate shall represent solely the right to receive the Merger Consideration in the form and manner provided in this Agreement.


                                   ARTICLE III
                   CERTIFICATES; BYLAWS; OFFICERS AND DIRECTORS

     3.1 Certificates of Incorporation. At and after the Effective Time, the Certificate of Incorporation of WB, as in effect on the date hereof, shall be the Certificate of Incorporation of the Surviving Corporation, until altered or amended.

     3.2 Bylaws. The Bylaws of WB, as in effect at the Effective Time, shall be the Bylaws of the Surviving Corporation from and after the Effective Time until altered, amended or repealed.

     3.3 Officers and Directors. The persons who are officers and directors of SAS immediately prior to the Effective Time shall, after the Effective Time, be officers and directors of the Surviving Corporation until their successors have been duly elected and qualified in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.


                                    ARTICLE IV
                       REPRESENTATIONS AND WARRANTIES OF WB

     WB represents and warrants to SNET and SAS as follows:

     4.1 Organization. WB is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut, and has the corporate power to own or lease its properties and to carry on its business as now being conducted. WB has provided to SNET a true and complete copy of each of its Certificate of Incorporation and Bylaws as in full force and effect on the date hereof.

     4.2 No Subsidiaries. WB has no subsidiaries and does not directly or indirectly own, control or have an interest in any corporation, partnership, joint venture or other entity, except for a one percent (1%) limited partnership interest in Springwich Cellular Limited Partnership.

     4.3 Capital Stock. The authorized, issued and outstanding capital stock of WB is as set forth in the preamble to this Agreement and all of such capital stock which is issued and outstanding is validly issued, fully paid and nonassessable and free of preemptive rights. There is no option, warrant, call or commitment in effect to which WB is a party, including any employee stock options, relating to unissued or treasury shares of WB Common Stock, and WB is not a party to any other agreement or instrument with respect to the purchase, sale or voting of WB Common Stock.

     4.4  Financial Statements: Material Liabilities.

     (a) WB has delivered to SNET balance sheets of WB as of December 31, 1995 and 1994, and the related statements of operations and cash flows for the two years ended December 31, 1995 accompanied by the related opinions of Ernst & Young, L.L.P. In addition, WB has delivered to SNET unaudited balance sheets of WB as of September 30, 1996 and the related unaudited statement of operations and cash flows for the nine-month period ended on such date. WB agrees to deliver to SNET promptly until the Effective Time, such quarterly unaudited balance sheets and related statements of operations and cash flows. All such financial statements, together with any notes thereto (i) present fairly, in all material respects, the financial position, results of operations and cash flows as of the dates and for the respective periods referred to, and (ii) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, subject to fiscal year-end audit adjustments in the case of unaudited interim financial statements.

     (b) At September 30, 1996, WB had no material indebtedness or liabilities, whether accrued, absolute or contingent, including, but not limited to, any material liabilities with respect to any Plan as defined in
Section 4.21, except to the extent shown or provided for on its balance sheets. Other than in the ordinary course of business and except for the transactions contemplated by this Agreement and as provided in Schedule 4.4, WB has incurred no material indebtedness, liability or obligation (whether accrued, absolute or contingent) including, but not limited to, any material liabilities with respect to any Plan as defined in Section 4.21, since September 30, 1996.

     (c) WB maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general and specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the rendered accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     4.5 SEC Filings. WB has filed with the SEC all forms, reports and documents required to be filed with the SEC since January 1, 1993 and has delivered to SNET true and complete copies of its (i) Annual Report on Form 10-K for the years ended December 31, 1995, December 31, 1994 and December 31, 1993, as filed with the SEC, (ii) proxy statements relating to all of WB's meetings of stockholders (whether annual or special) since September 30, 1993, and (iii) all other reports, statements and registration statements (including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed by WB with the SEC since September 30, 1993 (collectively, the "SEC Filings"). As of their respective dates, the SEC Filings (including all exhibits and schedules thereto and documents incorporated by reference therein), did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of WB included in the SEC Filings (including the related notes and schedules) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the assets, liabilities and financial position of WB as of the dates thereof and the results of operations and changes in financial position for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

     4.6 Title. WB has good and marketable title to, or, in the case of leases and licenses, valid and subsisting leasehold interests or licenses in, all of its properties and assets of whatever kind (whether real or personal, tangible or intangible) necessary for the operation of its business and has good and marketable title to all other assets and properties shown as owned by it on the balance sheet of WB as of December 31, 1995 (the "Audited Balance Sheet"), in each case free of all mortgages, liens, security interests, charges and encumbrances of any nature whatsoever, except as stated in Schedule 4.6 or, in the case of any mortgage, lien, security interest, charge or other encumbrance which does not relate to financing or indebtedness, except those which, alone or in the aggregate, do not materially detract from the value, or interfere with the present use, of any material asset or property of WB or otherwise materially impair the business of WB.

     4.7 Employee Relations. Set forth on Schedule 4.7 are all labor and col-lective bargaining agreements to which WB is a party or by which it is bound. Since January 1, 1993, no unfair labor practice charges or complaints have been filed (or have been pending) against WB with the National Labor Relations Board, WB has no knowledge of any event or circumstance which is reasonably likely to give rise to the filing of any unfair labor practice charge or complaint, and WB has not received any notice or communication reflecting an intention or a threat to file any such charges or complaint. Except as disclosed on Schedule 4.7, during the last five years, WB has complied in all material respects with all applicable laws, rules, or regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining, the withholding and payment of taxes and contributions, safety and civil rights. During the last five years, there have been no general work stoppages or other such controversies.

     4.8 Contracts. (a) Except as set forth in Schedule 4.8, WB is not a party to or is bound by any written, and to the knowledge of WB, is not a party to or is bound by any oral (i) contract for the employment of any officer, employee or consultant which is not terminable without liability on 30 days' (or less) notice and does not provide for any further payments following such termination, or contract with a former officer or employee, or (ii) profit-sharing, severance, change-in-control, bonus, employee stock ownership, pension, retirement, deferred compensation, stock option, or similar plan or agreement.

     (b) Except as disclosed in Schedule 4.8 and as provided herein, WB is neither a party to, nor is otherwise bound by, any (i) mortgage, indenture, debenture, note or installment obligation, the unpaid balance of which exceeds $25,000, or other instruments for, or relating to, any borrowing of money by WB, the unpaid balance of which exceeds $25,000; (ii) guaranty of any obligation for borrowing and other guaranties, which in the aggregate exceed $25,000; (iii) agreement for the sale or lease of any material amount of its assets (other than sales in the ordinary course of business) or part of its business or for the grant of preferential rights to purchase or lease any material amount of its assets or part of its business; (iv) material purchase agreement or material long-term (i.e., more than one year) purchase, sale or supply agreement; (v) contract or commitment to perform services by or for Woodbury, involving in any one case $25,000 or more; (vi) contract or commitment limiting or restricting it from engaging in competing lines of business with any person, firm, corporation or other entity; (vii) confidentiality agreement other than such an agreement entered into in the ordinary course of business; (viii) material lease; or (ix) material contract not made in the ordinary course of business. WB has complied in all material respects with all contracts, agreements, leases and instruments identified in Schedule 4.8, each of which is valid and enforceable in accordance with its terms subject to any applicable bankruptcy, insolvency, or other laws affecting creditors' rights generally. All such contracts, agreements, leases and instruments are in full force and effect and to WB's knowledge there exists no event or condition which with or without notice or lapse of time would be a default thereunder, give rise to a right to accelerate or terminate any provision thereof, or give rise to any lien, claim, encumbrance, or restriction on any of the assets or properties of WB. True and correct copies of all contracts, agreements, leases and documents listed in Schedule 4.8 have been delivered or made available to SNET.

     4.9  Customers.

     (a) Schedule 4.9 hereto identifies any customers or accounts over $2,500 beyond 60 days old which have received from WB any notification of a delinquent account in the twelve months preceding the date hereof, have been denied service due to credit issues, have been placed on credit watch or have otherwise been identified by WB as involving unusual risk.

     (b) WB is not engaged in any material disputes with any customers or suppliers. To the best of WB's knowledge, no customer or supplier is considering termination, non-renewal or any adverse modification to its arrangements nor will consummation of the Merger have a material adverse effect on WB's relationships with any customer or supplier.

     4.10 Accounts Payable. Schedule 4.10 sets forth a list of all accounts payable and accrued expenses of WB in each case in excess of $25,000 as of a date not more than 15 days prior to the date of this Agreement, specifying in each case the payee, the face amount of each payable and the age of each payable regardless of classification on the balance sheet account.

     4.11 Litigation; Disputes. Except as disclosed in Schedule 4.11, there are no actions, suits, proceedings or investigations pending or to WB's knowledge threatened against or affecting WB, or any of its officers or directors, at law or in equity, or before any governmental or administrative body or agency which, alone or in the aggregate, are likely to materially and adversely affect the business, properties and rights of WB or the ability of WB to carry out the transactions contemplated in this Agreement. There are no unresolved disputes under any contract to which WB is a party or by which it is bound involving in the aggregate an amount which is material to the assets, properties, business or financial condition of WB. WB is not subject to or in default with respect to any order, writ, award, judgment, injunction or decree of any court or governmental or administrative body or agency which could reasonably be foreseen to have a materially adverse effect on the assets, properties, business or financial condition of WB as a whole, except for defaults which would have a material adverse effect on telecommunications companies generally under applicable law.

     4.12 Real and Personal Property. WB has delivered to SNET a complete and correct list of all real property (including buildings and structures) owned or leased by WB and all interests therein (including a brief description of the property, the record title holder and with respect to leased property, the identity of the lessor, rental rate and the unexpired terms of the lease. WB has delivered to SNET copies of policies of title insurance (to the extent the same exist) on all such real property. All such real property, buildings, and structures, and the equipment therein, and the operations and maintenance thereof, comply substantially with any applicable agreements and restrictive covenants and conform substantially to all applicable legal requirements including those relating to the environment, health and safety, land use and zoning, and all work required to be done by WB as landlord or tenant has been duly performed. No condemnation or other proceeding is pending or to WB's knowledge threatened which would materially affect the use of any such property. Schedule4.12 contains a complete and correct list and brief description of all equipment, machinery, computers, furniture, leasehold improvements and vehicles owned by WB having, as to each such item, an original cost in excess of $10,000. The buildings and other structures, equipment and other assets (whether leased or owned) of WB are in good operating condition and repair, subject to ordinary wear and tear, and have been maintained in all material respects in accordance with standard industry practices.

     4.13 Insurance. Schedule 4.13 is a correct and complete list of insurance policies covering the operations and property of WB, including, without limitation, policies of life, disability, fire, theft, casualty, product liability, workers' compensation, business interruptions, employee fidelity, and other casualty and liability insurance indicating the type of coverage, name of insured, the issuer, the premium, the expiration date of each policy and the amount of coverage. The operations, assets and properties of WB are insured with sufficient coverage with responsible insurers against the usual and normal hazards and liabilities of the character usually insured against by companies in the same or similar business. All such policies are in full force and effect, and WB has not received any notice of cancellation in respect of insurance coverage.

     4.14 Taxes. WB has duly filed, or caused to be duly filed, in a timely manner all returns and reports required with respect to all federal taxes and all state, county, and local income, excise, property, franchise, business, payroll, sales, use and other taxes in the State of Connecticut (all of the foregoing, including interest and penalties thereon being referred to as "Taxes"). WB has timely paid, or, where extensions have been obtained, will pay (an adequate reserve having been established therefor on the September 30, 1996 balance sheet), whether or not requiring the filing of a return, all Taxes due for the periods covered thereby. All such returns or reports are true and correct in all material respects.

     The income tax returns of WB have been examined by the Internal Revenue Service and satisfied or closed by applicable statutes as set forth on Schedule
4.14. Except as set forth in Schedule4.14, any deficiencies asserted as a result of such examination have been paid or finally settled and WB has not been notified in writing by any taxing authority in any such examination of any material issue, or issues which the aggregate are material which, by the application of similar principles, reasonably can be expected to result in a deficiency for any other year not so examined. Tax returns for the years set forth in Schedule 4.14 remain subject to examination but additional Taxes, if any, resulting from such examinations will not, except as may be disclosed in
Schedule 4.14, have a material adverse effect upon the financial position of WB. Any additional income found by the Internal Revenue Service upon which Tax has been paid by WB has been reported to the appropriate state taxing authorities on amended state income tax returns and any additional taxes due the state authorities thereon have been paid. Except as disclosed in Schedule 4.14, WB has not executed any outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax return or report for any period with respect to WB. Except as set forth in Schedule 4.14, WB is not a party to any pending action or proceeding, nor to WB's knowledge is any action or proceeding threatened, by any governmental authority for assessment or collection of any Tax. No claim for assessment or collection of Taxes has been asserted against WB.

     4.15 Patents, Trademarks, Copyrights and Other Intellectual Property. A list and brief description of all trademarks, service marks, trade names, brands, software, copyrights, and patents, which are currently being used or have since January 1, 1991, been used in WB's business, all applications for registration and registrations for such trademarks, service marks, trade names, brands, software, copyrights, and patents, and all licenses, contracts, rights, and arrangements with respect to the foregoing, are set forth in Schedule 4.15. WB has furnished or made available to SNET true and complete copies of each of the foregoing. Except as set forth in
Schedule 4.15, no rights or licenses to others have been granted with respect to any of such properties. Except as set forth in Schedule 4.15, to the knowledge of WB, WB owns or possesses the right to use all the trademarks, service marks, trade names, brands, software, copyrights, patents, franchises, permits, and licenses, and rights with respect to the foregoing, necessary for the conduct of business as now conducted, without any conflict with or infringement of the rights of others. Except as set forth in Schedule 4.15, WB has not received notice of any infringement with respect to any of the foregoing. WB has no knowledge of any default or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of any party in the performance of any obligation to be performed or paid by any party under any licenses, contracts, agreements or arrangements referred to in or submitted as a part of Schedule 4.15.

     4.16   Absence of Certain Changes or Events.

     (a)   Except as described in the balance sheet as of September
30, 1996 and related statement of operations and cash flows for the nine-month period then ended, or Schedule 4.16, there has not been (i) since September 1, 1996 any material adverse change in the assets, properties, business or financial condition of WB other than regulatory changes affecting the telecommunications industry generally, whether or not pending on September 1, 1996; (ii) any damage, destruction or loss, whether covered by insurance or not, materially affecting the assets, properties, business or financial condition of WB; (iii) any declaration, payment or setting aside for payment of any dividend (whether in cash, stock and property) with respect to the capital stock of WB; (iv) any material increase in the compensation payable or to become payable by WB to its officers, directors or key employees; (v) any labor dispute, other than routine matters, none of which is, or so far as can reasonably be foreseen could be, materially adverse to the assets, properties, business or financial condition of WB; or (vi) any entry into any material commitment or transaction other then as provided herein (including, without limitation, any borrowing or capital expenditure).

     (b) WB has, from December 31, 1995 to the date hereof, continued to operate its business in an ordinary and prudent manner, consistent with past practice, and, except as contemplated by this Agreement, WB has not engaged in any activities or transactions or made any capital expenditures which are outside the ordinary course of its business as conducted from December 31, 1995 and which are material, individually or in the aggregate, to the business or financial condition of WB.

     4.17   Compliance with Law.

     (a) All material permits, licenses, orders or approvals of any federal, state or local regulatory agencies presently held by WB are valid and described in Schedule 4.17 and constitute all material permits, licenses, orders or approvals which are required in order to allow WB to continue to carry on its business and use its properties as now conducted. Except as disclosed in Schedule4.17, WB has at all times been operated in all material respects in compliance with all federal, state and local laws, ordinances, regulations, and all orders, decrees and consents of all governmental and administrative entities to which WB is a party which are material to the business of WB. Except as set forth in Schedule 4.17, no notice of any material claim, suit, action or inquiry has been issued and served upon or delivered to WB, and no investigation or review is pending or to the best knowledge of WB threatened by any governmental entity, with respect to any alleged material violation by WB of any law, ordinance, regulation, decree or consent order, of any governmental or administrative entity in connection with the business or operations of WB. Except as set forth on Schedule 4.17, there no proceedings or investigations pending involving (i) reduction of rates charged to customers, (ii) reduction of earnings, (iii) refund of amounts previously charged to customers, (iv) failure to satisfy any service or infrastructure or other standards previously agreed to or imposed by any court, regulatory or other administrative body. Except as set forth in Schedule4.17,
(i) the operations and facilities of WB have been in substantial compliance since January 1, 1991 with the Occupational Safety and Health Act of 1970, as amended, and all similar state laws, and the rules and regulations promulgated thereunder and the orders issued thereunder, and (ii) WB has been in compliance with the Fair Labor Standards Act and any other state or federal law governing the payment of wages, and WB has no knowledge of any class of any violation thereof or investigation by any government entity or other person in connection therewith.

     (b) WB is in compliance with all federal, state and local statutes, regulations and other laws with regard to equal employment opportunity and has not engaged in any practices or acted pursuant to any policies which have resulted in either a disparate treatment or disparate impact on former or current employees in violation of law on the basis of race, sex, age, religion, national origin, marital status, sexual orientation, veterans status, disability or any other category protected by federal, state or local law and for which a claim would not be barred. Except as set forth foreclosure Schedule4.11, WB has no knowledge of any charge, claim, or threatened claim regarding discrimination on the basis of any category protected by federal, state or local law.

     (c) All facilities of WB subject to the federal Americans With Disabilities Act have been and are in compliance with the provisions of such act in all material respects.

     4.18 Environmental Matters.

     (a) Except as set forth on Schedule 4.18(a), WB is in compliance in all material respects with all applicable federal, state and local laws and regulations, court and administrative orders, permits and approvals relating to environmental protection and pollution control and all Environmental Laws (as defined in Section 4.18(e) hereof).

     (b) WB has not received since January 1, 1993, any claim, notice, complaint, court order, administrative order, or request for information from any governmental authority or private party, alleging violation of, or asserting any noncompliance with or accedence under any Environmental Laws by it, except as set forth on Schedule 4.18(b).

     (c) WB possesses all material governmental permits, licenses, orders, consents, and approvals required under the Environmental Laws and necessary to the ownership of its properties, and to the conduct of the business, of WB, except as set forth on Schedule 4.18(c).

     (d) WB has not received from any governmental authority any (i) formal complaint or notice asserting potential liability under the Environmental Laws,
(ii) written request for information under the Environmental Laws, (iii) written request to investigate or clean up any site under the Environmental Laws, or
(iv) formal written demand or suit by a private party responsible for cleanup of such a site alleging that WB should share such responsibility, except as set forth on Schedule4.18(d).

     (e) Schedule 4.18(e) identifies the Hazardous Materials used, generated, stored, or disposed of by WB in the operation of the business of WB. For the purposes of this Section 4.18, "Hazardous Materials' means and includes, without limitation, any toxic, hazardous, or radioactive substances or materials, and any biomedical waste as defined in Section 22a-207 of the Connecticut General Statutes, and any oil or petroleum, chemical liquid, solid, liquid or gaseous products, or hazardous waste, as defined by Section 22a-448 of the Connecticut General Statutes, or other pollutants and substances, whether or not naturally occurring, including, without limitation, asbestos, radon and methane gas, generated, used, treated, stored or disposed of, or otherwise deposited in, handled at, or located on or under, any facility or real property owned, operated or leased by WB (collectively, the "Premises"), including, without limitation, the surface and subsurface waters of the Premises. "Hazardous Materials' shall also include: (i) any materials, the generation, use, treatment, storage or disposal of which would cause a person producing such material to become a hazardous waste generator, or the Premises at which such materials are located to become a hazardous waste treatment, storage or disposal facility within the meaning of, or to make such person or Premises subject to the provisions of, the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq. or regulations promulgated thereunder, as the same may be amended from time to time, or any similar state law or regulation or local ordinance; (ii) any materials, the generation, use, treatment, storage or disposal of which could cause a release or threatened release of hazardous substances from the Premises within the meaning of, or otherwise make the Premises subject to the provisions of, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. Section 9601 et seq. or regulations promulgated thereunder, as the same may be amended from time to time, or any similar state law or regulation, including, but not limited to, activities constituting "a spill" as defined in Connecticut General Statutes
Section 22a-452c, or any similar local ordinance; (iii) any materials, the generation, use, treatment, storage or disposal of which would cause the discharge of pollutants or effluents into any water source or system, or the discharge into the air of any emissions which would require a permit under the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq. or the Clean Air Act, 42 U.S.C. Section 7401 et seq. or regulations promulgated thereunder, as all such Acts or regulations may be amended from time to time, or any similar state laws, regulations or local ordinances; (iv) any material defined as "asbestos" pursuant to Parts 1910 or 1926 of Title 29 of the Code of Federal

Regulations; (v) any materials regulated pursuant to the Toxic Substances Control Act of 1976, 42 U.S.C. Section 2601 et seq. or regulations promulgated thereunder; as the same may be amended from time to time, or any similar state law or regulation or local ordinance; or (vi) any substances in, on or under the Premises which may support a claim or cause of action under RCRA, CERCLA or any other federal, state or local environmental statutes, regulations, ordinances or other environmental regulatory requirements. The federal, state and local laws, regulations, and ordinances referred to above in this Section 4.18(e), and the state laws set forth under Connecticut General Statutes Title 22a are defined and collectively referred to in Agreement as "Environmental Laws."

     (f) WB has not transported, or arranged for the transportation of, any Hazardous Materials to any site which is the subject of federal, state, or local enforcement actions, or other governmental or private investigations, or which would lead to claims against WB for cleanup costs, remedial work, or for damages, except as set forth on Schedule 4.18(f).

     (g) To WB's knowledge, there has not been any release as defined in CERCLA of Hazardous Materials at or from any facility or real property owned, operated, or leased by WB, except as set forth on Schedule 4.18(g).

     (h) WB has not treated, stored for more than ninety days, disposed of, or recycled any Hazardous Materials on any real property owned or leased by WB nor, to WB's knowledge, has any other party treated, stored for more than ninety days, disposed of, or recycled any Hazardous Materials on such property except as set forth on Schedule 4.18(h).

     (i) To WB's knowledge, there are no Underground Storage Tanks, as defined in RCRA and under applicable state law, and none have ever been located on any real property owned or leased by WB, except as set forth foreclosure Schedule 4.18(i).

     (j) To WB's knowledge, there are no asbestos-containing materials, or capacitors, transformers, or other equipment or fixtures containing PCBs, and, to WB's knowledge, none have ever been located at, any facility or on any real property owned, operated or leased by WB, except as set forth on Schedule 4.18(j).

     (k) WB (i) has no application to treat, incinerate or dispose of PCBs pending or on file and does not hold any permit, license, or approval to incinerate PCBs; and (ii) does not engage, and has never engaged, in road oiling activities or the application of used oil or Hazardous Materials for dust control or paving.

     (l) Schedule 4.18(l) identifies (i) all environmental audits, assessments or studies within the possession of WB with respect to the facilities or real property owned or leased by WB; and (ii) the results of sampling or any analysis of any asbestos, air, soil, or water, including ground and surface water, undertaken with respect to such facilities or real property.

     4.19 Transfer Act. WB shall promptly take any actions required in connection with the Merger to comply with the Transfer Act; WB agrees to file the appropriate form under the Transfer Act with respect to any real property owned by WB in Connecticut or otherwise subject to the Transfer Act and to make such certifications as are required under the Transfer Act; and WB will provide copies to SNET of all filings and correspondence relating to compliance with the Transfer Act and shall consult with SNET prior to filing any plan for remediation measures or entering into any agreement with any regulatory authority with respect to the Transfer Act.

     4.20 No Violation; Consents.

     (a) Subject to the receipt of all consents and approvals contemplated by this Agreement, including without limitation, approval of this Agreement by the shareholders of WB, the execution and delivery of this Agreement by WB, the consummation by WB of the transactions contemplated hereby and the fulfillment of and compliance with the terms and provisions hereof by WB do not and will not
(i) violate any law or any judicial or administrative order, writ, judgment, injunction or decree binding upon WB; (ii) conflict with any material restriction to which property of WB is bound; (iii) conflict with the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of WB;
(iv) conflict with, result in a breach of, constitute a default under or accelerate or permit the acceleration of the performance required by, any agreement required to be disclosed on Schedule 4.8 hereto; (v) result in the creation of any material lien, charge or encumbrance upon any of the assets of WB under any such agreement; or (vi) result in the termination or give any party thereto the right to terminate any such agreement.

     (b) No consent, waiver, approval, license or authorization of or any declaration or filing on the part of WB with any person or with any federal, state, local or foreign governmental or regulatory authority is required (other than filings required with the Department of Public Utility Control ("DPUC") or the Federal Communications Commission or under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") in connection with the valid execution and delivery of this Agreement or the performance by WB of any of the transactions contemplated hereby.

     4.21 Pension and Welfare Plans.

     (a) WB has not engaged in any transaction with respect to any Plan, as defined below, which could subject WB to a tax or penalty imposed by either
Section 4975 of the Code, as defined below, or Section 502(i) of ERISA in an amount which could be material to the financial condition of WB. The consummation of the transactions contemplated by this Agreement does not and shall not result in a transaction under Section 4975 of the Code or Section 406 of ERISA with respect to any Plan for which an exemption is not available or has not been obtained.

     (b) No Plan has an accumulated funding deficiency, whether or not waived, and all contributions required to be made by applicable law or regulation or under the terms of each Plan or other contractual undertaking for any period through the date hereof have been made in a timely manner, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of WB.

     (c) No liability to the Pension Benefit Guaranty Corporation has been, or is expected by WB to be, incurred by WB with respect to any Plan in any amount which would be material to the financial condition of WB. WB has not incurred and does not expect to incur any withdrawal liability with respect to any Plan which is a multiemployer plan in an amount which would be material to the financial condition of WB.

     (d) Except as otherwise disclosed to SNET, no liability to the United States Department of Labor has been, or is expected by WB to be, incurred by WB with respect to any Plan in any amount which would be material to the financial condition of WB.

     (e) The Plans which are single employer plans and subject to the funding rules of ERISA are not in the aggregate materially underfunded based on the actuarial assumptions used by the enrolled actuary for funding such Plans.

     (f) All premiums under insurance contracts providing benefits under one or more Plans have been paid when due, and all such premiums collected from employees have been remitted to the insurance carrier in a timely manner.

     (g) There are no actions, suits or claims pending, other than routine claims for benefits with respect to any of the Plans.

     (h) Each Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that such Plan is a "qualified plan" under Section 401(a) of the Code, and that the related Trusts are exempt from Tax under Section 501(a) of the Code, and WB is not aware of any facts or circumstances that would jeopardize the qualification of such Plan(s) or related Trust(s). Each Plan complies, both as to form and operation in all material respects with the requirements of the Code and ERISA.

     (i) WB has delivered to SNET a true, complete and correct copy of (i) each writing constituting a part of each Plan, including, without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the Internal Revenue Service, if any. Except as specifically provided in the foregoing documents furnished to SNET, there are no amendments to any Plan that have been adopted or approved, nor has WB undertaken to make any such amendments.

     (j) Schedule 4.21(j) sets forth a list of all (i) nonqualified defined compensation or retirement plans, (ii) qualified defined contribution retirement plans, (iii) qualified defined benefit pension plans, (iv) welfare benefit plans, and (v) other employee benefit plans, programs, policies, practices, and other arrangements providing benefits to any employee or former employee or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by WB, or to which WB is obligated to contribute, on behalf of its employees.

     (k) Except as set forth in Schedule 4.21(k), WB has no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by
Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to WB.

     (l) Neither WB nor any of its directors, officers, employees, nor, to WB's knowledge, any other "fiduciary," as such term is defined in Section 3 of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Plans which would subject WB or SNET, or any of their respective directors, officers or employees, to any material liability under ERISA or any applicable law.

     (m) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Plan, any fiduciaries thereof with respect to their duties to the Plans or the assets or any of the trusts under any of the Plans which could reasonably be expected to results in any material liability of WB.

     (n) As used in this Agreement, (i) "accumulated funding deficiency" shall have the meaning assigned to such term in Section 412 of the Code and Section 302 of ERISA; (ii) the "Code" means the Internal Revenue Code of 1986, as amended; (iii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended; (iv) "employee benefit plan," and "multiemployer plan" and "plan year" shall have the respective meanings assigned to such terms in Section 3 of ERISA; (v) "single employer plan" shall have the meaning assigned to such term in Section 4001 of ERISA, (vi) "taxable period" shall have the meaning assigned to such term in Section 4975 of the Code; and (vii) "withdrawal liability" shall have the meaning assigned to such term in Part I of Subtitle E of Title IV of ERISA.

     4.22 Related Party Transactions. Except for any direct or indirect material interest of SNET or any of its affiliates, Schedule 4.22 describes any transaction or dealings to which WB is currently a party, or was a party at any time since January 1, 1993, in which the amount involved exceeds $25,000 and in which any of the following persons has a direct or indirect material interest: any director or officer or affiliate or member of the immediate family (as defined in Item 404(a) of Regulation S-K of the SEC) of any such person or any beneficial owner of more than 5% of WB Common Stock, any affiliate of any such beneficial owner, or any member of the immediate family of any such person.

     4.23 Compensation of Directors, Officers and Employees. WB has delivered to SNET a written list of the names and total annual remuneration (including current salaries, date of previous salary adjustment and amount stated in percentage terms) of all the directors, officers and full-time salaried employees of WB, together with a statement of the full amount of any bonuses, profit sharing, or other remuneration (exceeding 5% of salary) paid to each such person during the past twelve months or payable to such person in the future and the basis therefor.

     4.24 Bank Accounts, Etc. Schedule 4.24 hereto sets forth (a) the name of each bank in which WB has an interest in any account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto, and
(b) the name of each person, corporation, firm association or business organization, entity or enterprise holding a general or special power of attorney from WB and a summary of the terms thereof. True and complete copies of all such documents have heretofore been delivered to SNET.

     4.25 Books of Account; Minute Books. WB has filed all reports and returns required by any federal law or regulation to be filed by it and by any law or regulations of the State of Connecticut and has duly paid or accrued on its books of account all applicable duties and charges due (or assessed against it) pursuant to such reports. True and correct copies of the minute books and stock ledger of WB covering the last ten years have been previously made available to SNET and contain accurate records of all meetings of the Board of Directors and accurately reflect all other corporate action of the shareholders and Board of Directors.

     4.26 Authorization. The Board of Directors of WB has approvedthis Agreement and has directed that this Agreement be submitted to the shareholders of WB for approval. WB has full power and authority to enter into this Agreement, to undertake the obligations set forth herein and, upon appropriate vote of WB's shareholders in accordance with law, and subject to obtaining all required regulatory approvals, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered bY WB and constitutes the legal, valid and binding agreement of WB enforceable against WB in accordance with its terms, subject to bankruptcy, moratorium, insolvency, reorganization, fraudulent conveyance and other federal or state laws of general applicability relating to or affecting the enforcement of the rights and remedies of creditors or secured parties and to general equitable principles.

     4.27 Registration Statement. When the Registration Statement foreclosure Form S-4 of SNET (the "Registration Statement") or any post-effective amendment thereto shall become effective, and when the Prospectus constituting a part thereof or supplement thereto shall be mailed to WB's shareholders, and at all times subsequent to such effectiveness or mailing, up to and including the time of approval of the Merger by the WB shareholders, the Registration Statement and Prospectus and all amendments or supplements thereto, with respect to all information set forth therein provided by WB and relating to WB:

     (i) will comply in all material respects with the provisions of the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations of the Securities and Exchange Commission ("Commission" or "SEC") thereunder, and

     (ii) will not, at the respective times such Registration Statement becomes effective and such Prospectus is mailed, contain an untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein in the light of the circumstances under which they were made not misleading.

     4.28 Affiliates. To WB's knowledge, all of the persons who may be deemed to be "Affiliates' of WB (the "WB Affiliates") for the purpose of Rule 145 under the Securities Act, shall be listed in a letter, to be delivered by WB to SNET prior to the date the Registration Statement becomes effective under the Securities Act.

     4.29 Conflicting Interests. Except as specifically set forth in Schedule 4.29, no director or officer of WB owns, directly or indirectly, any interest in, or is a director, officer or employee of any corporation or other business organization other than SNET which is a significant supplier, competitor or customer of WB, provided that ownership of not more than one percent of the capital stock of any company required to file reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act") shall not be deemed to be ownership of an interest in such a corporation for purposes of this Section .

     4.30 Certain Payments. Neither WB nor, to the best of the knowledge of WB, any of WB's officers, employees or agents or any consultant has unlawfully offered, paid or agreed to pay, directly or indirectly, any money or anything of value to, or for the benefit of, any individual who is or was a candidate for public office, or an official or employee of any government of any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any officer or employee of any customer or supplier of WB. WB has not engaged in any such transaction, maintained any bank account or used any corporate funds except for transactions or bank accounts reflected in WB's normally maintained books and records.

     4.31 Accuracy of Representations. No representations or warranty made by WB in this Agreement or any Schedule, when all such representations and warranties are taken as a whole, contains any untrue statement of material fact or omits to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not false or misleading.


                                    ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF SNET AND SAS

     SNET and SAS jointly and severally represent and warrant to WB as follows:

     5.1 Organization. SNET and SAS each is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut, and has the corporate power to own or lease its properties and to carry on its business as now being conducted. SNET has provided WB with true and complete copies of the Certificate of Incorporation and Bylaws of each of SNET and SAS as in full force and effect on the date hereof.

     5.2 Capital Stock. The authorized, issued and outstanding capital stock of SNET and of SAS is as set forth in the preamble to this Agreement and all of such capital stock which is issued and outstanding is validly issued, fully paid and nonassessable.

     5.3 SEC Filings. SNET has filed with the SEC all forms, reports and documents required to be filed with the SEC since January 1, 1993 and has delivered to WB true and complete copies of its (i) Annual Report foreclosure Form 10-K for the years ended December 31, 1995, December 31, 1994 and
December 31, 1993, as filed with the SEC; (ii) proxy statements relating to all of SNET's meetings of stockholders (whether annual or special) since September 30, 1993; and (iii) all other reports, statements and registration statements (including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed by SNET with the SEC since September 30, 1993 (collectively, the "SEC Filings"). As of their respective dates, the SEC Filings (including all exhibits and schedules thereto and documents incorporated by reference therein), did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of SNET and its subsidiaries included or incorporated by reference in the SEC Filings (including the related notes and schedules) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated assets, liabilities and financial position of SNET and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

     5.4 Absence of Certain Changes or Events. Except as described in the financial statements contained in the SEC Filings, since December 31, 1995 there has not been (i) any material adverse change in the assets, properties, business or financial condition of SNET and its subsidiaries (separately, a "SNET Subsidiary" and collectively, the "SNET Subsidiaries") as a whole; (ii) any damage, destruction or loss, whether covered by insurance or not, materially affecting, the assets, properties, business or financial condition of SNET and the SNET Subsidiaries as a whole; (iii) any declaration, payment or setting aside for payment of any dividend (whether in cash, stock or property) with respect to the capital stock of SNET, other than regular quarterly dividends; or
(iv) the entry into any material commitment or transaction (including without limitation any borrowing or capital expenditure), other than in the ordinary course of business.

     5.5 No Violation; Government Consent. Subject to the receipt of all consent and approvals contemplated by this Agreement, the execution and delivery of this Agreement, the consummation by SNET and SAS of the transactions contemplated hereby and the fulfillment of and compliance with the terms and provisions hereof by SNET and SAS and thereof do not and will not (i) violate any provision of law or any judicial or administrative order, writ, award, judgment, injunction or decree binding upon SNET or any of the SNET Subsidiaries; (ii) conflict with any material restriction to which property of SNET or any of the SNET Subsidiaries is bound; (iii) conflict with the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of SNET or SAS; (iv) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any material indenture, instrument or agreement relating to any indebtedness of SNET or of any other material agreement of SNET or any SNET Subsidiary; (v) result in the creation of any material lien, charge or encumbrance upon any of the asset of SNET or any SNET Subsidiary under any such material indenture, instrument or agreement; or (vi) result in the termination or give any party thereto the right to terminate any such material indenture, instrument or agreement.

     5.6  Authorization.

     (a) SNET has full power and authority to enter into this Agreement, and subject to obtaining all required regulatory approvals, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by SNET and constitutes the legal, valid and binding agreement of SNET enforceable against SNET in accordance with its terms, subject to bankruptcy, moratorium, insolvency, reorganization, fraudulent conveyance and other federal and state laws of general applicability relating to or affecting the enforcement of the rights and remedies of creditors or secured parties and to general equitable principles.

     (b) The Board of Directors and the sole stockholder of SAS has approved this Agreement. SAS has full power and authority to enter into this Agreement and subject to obtaining all required regulatory approvals, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by SAS and constitutes the legal, valid and binding agreement of SAS enforceable against SAS in accordance with its terms, subject to bankruptcy, moratorium, insolvency, reorganization, fraudulent conveyance and other federal and state laws of general applicability relating to or affecting the enforcement of the rights and remedies of creditors or secured parties and to general equitable principles.

     5.7 Registration Statement. When the Registration Statement or any post-effective amendment thereto shall become effective, and when the Prospectus constituting a part thereof or any amendment or supplement thereto shall be mailed to WB shareholders, and at all times subsequent to such effectiveness or mailing up to and including the time of approval of the Merger by the WB shareholders, the Registration Statement and Prospectus and all amendments or supplements thereto, with respect to all information set forth therein other than information provided therein by WB and related to WB:

                    (i) will comply in all material respects with the provision of the Securities Act and the rules and regulations of the Commission thereunder, and

                    (ii) will not, at the respective times such Registration Statement becomes effective and such Prospectus is mailed, contain an untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein in the light of the circumstances under which they were made not misleading.

     5.8    Validity of Securities.  At the Effective Time, the shares of SNET

Common Stock, when exchanged for WB Common Stock, will be duly authorized, validly issued, fully paid and nonassessable.

     5.9 Accuracy of Representations. No representation or warranty made by SNET in this Agreement or any Schedule, when all such representations and warranties are taken as a whole, contains any untrue statement of material fact or omits to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not false or misleading.


                                   ARTICLE VI
                                 COVENANTS OF WB

     6.1 Consents; Approvals. WB shall use its best efforts consistent with law to obtain all consents, waivers, approvals, authorizations or orders (including without limitation all governmental and regulatory rulings and approvals), and WB shall make all filings (including without limitation all filings with governmental or regulatory agencies, including any environmental agency) required for the authorization, execution and delivery of this Agreement by WB and the consummation by it of the Merger.

     6.2    Shareholder Approval; Registration Statement.

     (a) WB shall cooperate with SNET in the preparation and filing with the Commission of the Registration Statement, and shall use its best efforts consistent with law to assist SNET in obtaining clearance thereof by the Commission and causing the Registration Statement to be declared effective and continue such effectiveness. WB agrees to recommend approval of this Agreement to the shareholders of WB and to use its best efforts to obtain the necessary adoption of this Agreement by the shareholders of WB pursuant to a duly called meeting of shareholders.

     (b) WB shall furnish all the information concerning WB required for inclusion in the Registration Statement, or for any other filing to be made pursuant to the rules and regulations of any governmental body in connection with the transactions contemplated by this Agreement, and shall otherwise cooperate with SNET in connection therewith. None of the information furnished by or on behalf of WB for use in the Registration Statement shall contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

     (c) WB shall prepare and file with the Commission as soon as practicable a proxy statement that will be the same proxy statement-prospectus contained in the Registration Statement and a form of proxy, in connection with the vote of WB's shareholders with respect to the Merger (such proxy statement-prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to WB's shareholders, is herein called the "Proxy Statement"). SNET shall furnish WB all information concerning SNET and SAS required for use in the Proxy Statement and SNET shall take such other action as WB may reasonably request in connection with the preparation of the Proxy Statement.

     6.3 Conduct of the Business of WB. Between the date hereof and the Effective Time:

     (a) WB shall not, without the prior written consent of SNET, agree to incur or agree to become subject to any material liability or obligation (absolute or contingent), except liabilities incurred or obligations under contracts entered into in the ordinary course of business.

     (b) Except as contemplated by this Agreement, WB shall not, without the prior written consent of SNET, engage in any activities or transactions or make any capital expenditures which are outside the ordinary course of its business as conducted at the date hereof and which are material, individually or in the aggregate, to the business or financial condition of WB.

     (c) WB shall give prompt notice to SNET of (i) the receipt of any notice of, or other communication relating to, a default or an event of default or any event which with lapse of time could become a default or any event of default under any material indenture, instrument or agreement to which WB is a party, by which it or any of its properties is bound or to which it or any of its properties is subject; (ii) the receipt of any notice or other communication from any third party alleging that the consent of such required to consummate the Merger; and (iii) any matter which, if it had occurred prior to the date hereof, would have constituted a material breach of the representations and warranties of WB contained in this Agreement.

     (d) Without the prior written consent of SNET, WB shall not (i) make any change in its authorized capital stock; (ii) issue any stock options, warrants or other rights or agreements calling for the issue, transfer, sale or delivery of any of its capital stock or other securities; (iii) declare, pay, or set aside for payment any stock dividend or effect any split, division or combination or make any reclassification in respect of its outstanding shares of capital stock; (iv) issue, sell, exchange or deliver any shares of its capital stock (or securities convertible into or exchangeable, with or without additional consideration, for such capital stock); (v) purchase, or otherwise acquire any outstanding shares of its capital stock; (vi) declare, pay or set aside for payment any dividend or distribution (whether in cash or property) with respect to its capital stock other than its regular quarterly cash dividend of no more than $0.38 per share; (vii) enter into any agreement to take any action under clauses (iv) or (v); (viii) amend its Certificate of Incorporation or Bylaws; or (ix) waive, release, grant or transfer any rights of material value or modify or change in any material respect any material existing license, lease, contract, Plan or other document.

     (e) WB shall conduct its business only in the ordinary course and consistent with past practice, and WB shall consistent with good business practices take such action as may be necessary to preserve its material properties and assets, wherever located.

     (f) WB shall use its best efforts to preserve intact the business organization of WB, to keep available the services of its operating personnel and to preserve the good will of those having business relationships with it.

     (g) WB shall not (i) increase the compensation payable or to become payable by it to any of its executive officers, except in the ordinary course of business consistent with past practice; (ii) make any payment or provision with respect to any bonus, profit sharing, employee stock ownership, pension, retirement, deferred compensation, employment or other payment plan, agreement or arrangement for the benefit of employees of WB, other than in the ordinary course of business consistent with past practice; (iii) grant any stock options or stock appreciation rights; (iv) enter into any employment agreement or other contract or arrangement with an executive officer with respect to the performance of personal services which is not terminable without liability by it on thirty days notice (or less); or (v) make any loan or advance to, or enter into any written contract, lease or commitment with, any officer, director or shareholder of WB.

     (h) WB shall not permit any of its current insurance policies to be canceled or terminated or any of the coverage thereunder to lapse, unless, simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

     (i) WB shall not assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation other than WB to the extent provided herein or make any loans or advances to any individual, firm or corporation, except in the ordinary course of its business.

     (j) WB shall not (i) acquire all or any part of the assets, properties, capital stock or business of any other person; (ii) dispose of all or any part of its assets, properties, capital stock or business other than in the ordinary course of business; or (iii) consolidate or merge with or into any other person.

     (k) WB shall not make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase or lease of any property or assets of any other individual, firm or corporation.

     (l) WB shall not write off as uncollectible any notes or accounts receivable or write down the value of any inventory other than in immaterial amounts or in the ordinary and usual course of business consistent with past practice.

     (m) WB shall not dispose of or permit to lapse any rights in, to or for the use of any patent, trademark, trade name or copyright or other intellectual property, or disclose to any person not an employee, or otherwise dispose of any trade secret, process or know-how not theretofore a matter of public knowledge, except pursuant to judicial or administrative process or pursuant to
Section 6.4 in connection with a bona fide offer thereunder.

     (n) make any change in any method of accounting or keeping its books of account or accounting practices other than as disclosed in the SEC Filings.

     (o) WB shall not enter into an agreement to do any of the things described in clauses (a) through (n).

     6.4 Acquisition Proposals. Prior to the Effective Time, neither WB nor any of its subsidiaries, affiliates, officers, directors, employees, shareholders, representatives or agents shall, directly or indirectly, solicit, initiate, encourage or accept inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any other party's (other than SNET) acquisition or purchase of all or a substantial portion of the assets of, or of a substantial equity interest in, WB or any business combination or similar transaction with WB other than as contemplated by this Agreement; provided, however, that upon receipt by the Board of Directors of WB of (i) a bona fide offer of a third party to engage in a transaction with WB which would result in shareholders of WB receiving value for their shares of WB stock in excess of the consideration furnished by SNET pursuant to this Agreement, and (ii) the written opinion of its counsel that the discharge of the WB directors' fiduciary duties under applicable law requires its Board to negotiate with and provide non-public information to such third party, WB may provide such information and enter into such negotiations after giving prior notice to SNET. If WB enters into negotiations pursuant to the proviso contained in the preceding sentence and does not consummate a transaction with such third party, SNET may terminate this Agreement, and, if it does so, then at SNET's request, WB shall compensate SNET for entering into the Agreement, taking action to consummate the transaction, incurring costs and expenses thereto, and foregoing other opportunities, and for any other damages incurred by SNET, by immediately paying to SNET a cancellation fee of $500,000 as liquidated damages regarding any claim for damages which SNET would otherwise be entitled to assert against WB regarding the transaction. If WB enters into negotiations with a third party pursuant to the proviso in the first sentence of this Section 6.4 and consummates a transaction, or if WB enters into negotiations with a third party in violation of this section, SNET may similarly terminate this Agreement, and if it does so, at SNET's request, WB shall immediately pay SNET a cancellation fee of $1,500,000 as liquidated damages. SNET shall have no obligation under
Section 14.4 of Article XIV hereof as a result of its invocation of this section.

     6.5 Letter of WB's Accountants. WB shall use its best efforts to cause to be delivered to SNET a letter of Ernst & Young, L.L.P., WB's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to SNET, in form and substance reasonably satisfactory to SNET and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     6.6 Best Efforts. WB shall use its best efforts consistent with law to cause all of the conditions precedent to the consummation of the Merger applicable to WB to be met.


                                   ARTICLE VII
                            COVENANTS OF SNET AND SAS

     7.1 Consents; Approvals. SNET will use its best efforts consistent with law to obtain all consents, waivers, approvals, authorizations or orders (including without limitation all governmental and regulatory rulings and approvals), and SNET shall make all filings (including without limitation all filings with governmental agencies, including any environmental agency) required for the authorization, execution and delivery of this Agreement by SNET and SAS and the consummation by them of the Merger.

     7.2    Registration Statement.

     (a) SNET shall prepare and file the Registration Statement with the Commission as soon as is reasonably practicable and shall use its best efforts consistent with law to have the Registration Statement declared effective by the Commission.

     (b) SNET shall furnish all the information concerning SNET and SNET Subsidiaries required for inclusion in the Registration Statement, or for any application or other filing to be made pursuant to the rules and regulations of any governmental body in connection with the Merger and shall otherwise cooperate with WB in connection therewith. None of the information furnished by or on behalf of SNET for use in the Registration Statement shall contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

     7.3 Blue Sky. SNET shall use its best efforts consistent with law to comply with all applicable "Blue Sky" or similar securities laws of each jurisdiction as and when such compliance is required.

     7.4 Listing. SNET shall use its best efforts to cause the shares of SNET Common Stock to be issued in the Merger to be listed on the New York Stock Exchange.

     7.5    Certain Actions.  Between the date hereof and the Effective Time,

SNET shall give prompt notice to WB of the receipt by it or any SNET Subsidiary of (i) any notice of, or other communication relating to, a material default or a material event of default or any event which with lapse of time could become a material default or a material event of default under any material instrument or agreement to which SNET or any SNET Subsidiary is a party, by which it or any of its properties it bound or to which it or any of its properties is subject; (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; and (iii) any matter which, if it had occurred prior to the date hereof, would have constituted a material breach of the representations of SNET contained in this Agreement.

     7.6 Best Efforts. SNET and SAS shall use their best efforts consistent with law to cause all of the conditions precedent to the consummation of the Merger applicable to SNET and SAS to be met.


                                  ARTICLE VIII
                       COVENANTS APPLICABLE TO ALL PARTIES

     8.1 Reasonable Efforts. Subject to Section 6.4, upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (a) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from governmental authorities and the making of all necessary registrations and filings (including filings with governmental entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any governmental entity,
(b)the obtaining of all necessary consents, approvals or waivers from third parties, (c)the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed, (d)the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement, and (e)not to take, commit, or agree in writing or otherwise to take, any action which would make any representation or warranty of such party contained in this Agreement untrue or incorrect in any material respect as of the date when made or as of a future date.

     8.2 Public Announcements. SNET and SAS, on the one hand, and WB, on the other hand, will consult with each other before issuing any press release with respect to the transactions contemplated by this Agreement, and shall not issue any such press release prior to such consultation.

     8.3 Notification of Certain Matters. Each party shall give the other prompt notice of: (i)any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received subsequent to the date of this Agreement and prior to the Effective Time under any note, license, agreement or other instrument or obligation other than in respect of defaults which, individually or in the aggregate, could not reasonably be expected to result in a material adverse effect on such party; and (ii)any material adverse effect or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a material adverse effect on such party. Each party shall give the other prompt notice of any written notice or other written communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

     8.4 Hart-Scott-Rodino Act Filing. The parties will cooperate in preparing and filing any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the
HSR Act, and will use their respective best efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable.


                                   ARTICLE IX
                           ACCESS AND CONFIDENTIALITY

     9.1 Access. Upon reasonable notice, WB shall afford the officers, employees, counsel, accountants and other authorized representatives of SNET and SAS (collectively, "Representatives"), access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records, and, during such period, WB shall furnish promptly to

SNET all information concerning its business, properties and personnel as SNET may reasonably request, provided that no investigation pursuant to this Section
9.1 shall affect or be deemed to modify any representation or warranty made by WB.

     9.2    Confidentiality.

     (a) SNET and SAS each agree that the Confidentiality Agreement dated November 2, 1995 shall remain in effect and it shall, and shall use its best efforts to cause its respective Representatives to, hold in strict confidence all data and information obtained by them from WB (or from any of its respective officer, employees, agents or authorized representatives) (unless such information is previously known to SNET or SAS or is or becomes readily ascertainable from public or published information or trade sources) and shall not, and shall use its best efforts to ensure that such Representatives do not, disclose such confidential information to others without the prior written consent of WB.

     (b) WB agrees that the Confidentiality Agreement dated November 2, 1995 shall remain in effect and it shall, and shall use its efforts to, cause its officers, employees, agents and authorized representatives to, hold in strict confidence all data and information obtained by them from SNET or SAS (unless such information is previously known to them or is or becomes readily ascertainable from public or published information or is provided pursuant to
Section 6.4 in connection with a bona fide offer thereunder) and shall not, and shall use their best efforts to ensure that such officers, employees, agents and authorized representatives do not, disclose such confidential information to others without the prior written consent of SNET.


                                    ARTICLE X
                    CONDITIONS TO OBLIGATIONS OF SNET AND SAS

     The obligations of SNET and SAS under this Agreement to consummate the Merger are subject to the conditions that:

     10.1   Performance.

     (a) The representations and warranties of WB herein contained shall have been true and accurate when made and in addition shall be true and accurate in all material respects at and as of the Effective Time with the same force and effect as though made at and as of the Effective Time, except as affected by transactions contemplated by this Agreement.

     (b) WB shall have performed in all material respects all other obligations and agreements and complied with all covenants and conditions contained in this Agreement at or prior to the Effective Time.

     10.2 Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by WB and its Board and shareholders for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by WB.

     10.3 No Litigation. No suit, action, proceeding, investigation or inquiry, whether or not existing on the date hereof, involving WB or WB securities or its directors or officers with respect to the business of WB or this Agreement or related to the transaction contemplated hereby, shall be pending, threatened, or in prospect before any court or governmental agency, which, in the reasonable opinion of SNET, renders completion of the Merger inadvisable or impractical.

     10.4 Documents to be Delivered. WB shall have delivered or cause to be delivered, to SNET and SAS at the Closing:

     (a) A certificate of WB, signed by its President and Chief Executive Officer which shall confirm the compliance by WB in all material respects with its covenants and agreements contained in this Agreement, and the accuracy in all material respects of the representations and warranties made by WB in this Agreement at and as of the Effective Time as if made at such time, except as affected by transactions contemplated by this Agreement.

     (b) An agreement from each WB Affiliate (as defined under the rules of the SEC under the Securities Act), in form and substance satisfactory to SNET and its counsel, relating to the disposition of the securities of SNET receivable by such WB Affiliate in the Merger together with such documents as SNET may reasonably request related to SNET's compliance with the Securities Act.

     (c) The opinion of Carmody & Torrance, counsel to WB, dated the Closing Date and in form and substance satisfactory to SNET.

     (d) Such other documents and instruments as SNET shall reasonably request.


                                   ARTICLE XI
                       CONDITIONS TO THE OBLIGATION OF WB

     The obligations of WB under this Agreement to consummate the Merger are subject to the conditions that:

     11.1   Performance.

     (a) The representations and warranties of SNET and SAS herein contained shall have been true and accurate when made and, in addition, shall be true and accurate in all material respects at and as of the Effective Time with the same force and effect as though made at and as of the Effective Time, except as affected by transactions contemplated by this Agreement.

     (b) SNET and SAS shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions contained in this Agreement at or prior to the Effective Time.

     11.2 Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by SNET and SAS for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by SNET and SAS.

     11.3 No Litigation. No suit, action or proceeding or investigation involving SNET or its directors or officers with respect to the business of SNET or this Agreement or the transaction contemplated hereby, shall be pending, threatened, or reasonably believed by SNET and its directors or officers or their counsel to be in prospect before any court or governmental agency, which, in the reasonable opinion of WB, renders completion of the Merger hereby inadvisable or impractical.

     11.4 Documents to be Delivered. SNET shall have delivered, or caused to be delivered, to WB at the Closing:

     (a) A certificate of each of SNET and SAS, signed by its President and Chief Executive Officer, which shall confirm the compliance by them in all material respects with their covenants and agreements contained in this Agreement, and the truth and accuracy in all material respects of the representations and warranties made by them in this Agreement at and as of the Effective Time as if made at such time, except as affected by transactions contemplated by this Agreement.

     (b) The opinion of Madelyn M. DeMatteo, General Counsel of SNET, dated the Closing Date and in form and substance satisfactory to WB.

     (c) The opinion of Carmody & Torrance, counsel to WB, dated the Closing Date, that the Merger qualifies as a reorganization under Section 368 of the Code.

     (d) Such other documents and instruments as WB shall reasonably request.


                                   ARTICLE XII
                      CONDITIONS APPLICABLE TO ALL PARTIES

     The obligations of each of the parties to consummate the Merger are subject to the following additional terms and conditions:

     12.1 Shareholder Approval. This Agreement shall have been approved by the requisite vote of the holders of the outstanding shares of WB Common Stock.

     12.2 Suspension of Trading. There shall not have occurred (i)any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or in the over-the-counter market; (ii)a commencement of war, armed hostilities, or other international or national calamity directly or indirectly involving the United States; or (iii)in the case of any of the foregoing existing at the date hereof a material acceleration or worsening thereof.

     12.3 Regulatory Approvals. The satisfaction of any applicable federal or state regulatory requirements, including without limitation, the approval of the Connecticut Department of Public Utility Control and, if required, the Federal Communications Commission.

     12.4 Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall, on or prior to the Effective Time, have been initiated or, to the knowledge of SNET or WB, threatened by the SEC. All necessary state securities or blue sky authorizations shall have been obtained.

     12.5 No Orders. The consummation of the Merger or the transactions contemplated hereby shall not have been restrained, enjoined or prohibited by any court or governmental authority of competent jurisdiction.

     12.6 HSR Act. Any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated.

     12.7 New York Stock Exchange. The shares of SNET Common Stock exchangeable for WB shares shall have been admitted to listing on the New York Stock Exchange, subject to official notice of issuance.

     12.8 Fairness Opinion. The receipt from McDonald & Company Securities, Inc. of a final written opinion that the Merger is fair to WB's shareholders from a financial point of view, which opinion shall be dated within two (2) days of the date of the Proxy Statement.


                                  ARTICLE XIII
                         TERMINATION; AMENDMENT; WAIVER

     13.1 Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the filing of the Merger Certificates, whether before or after action by the shareholders of WB, (i) by mutual consent of the Board of Directors of WB, SAS, and SNET; (ii) by action of the Board of Directors of SNET in the event of a failure of a condition set forth in ArticleX of this Agreement or in the event such a condition becomes incapable of fulfillment; (iii) by action of the Board of Directors of WB in the event of failure of a condition set forth in ArticleXI of this Agreement or in the event such a condition becomes incapable of fulfillment; (iv) by action of the Board of Directors of either WB, SAS or SNET in the event of a failure of a condition set forth in Article XII of this Agreement or in the event such a condition becomes incapable of fulfillment; (v) by action of the Board of Directors of either WB or SNET pursuant to the provisions of
Section 2.1 hereof; (vi) by SAS of SNET pursuant to the provisions of Section
6.4 hereof; or (vii) by action of the Board of Directors of WB, SAS or SNET if the Merger has not occurred by December 31, 1997 (the "Determination Date"), but if the Merger has not occurred by the Determination Date because the DPUC has approved the Merger but all rights to appeal such approval have not expired or been waived or the approval is being appealed and a final favorable determination of the appeal by a court of competent jurisdiction has not been made, then the Determination Date shall be extended and deemed to be the date ten days after the earliest to occur of (a) the expiration or waiver of all rights to appeal the DPUC's approval of the Merger, (b) the final favorable determination of the DPUC's approval of the Merger by a court of competent jurisdiction or (c) March 31, 1998.

     13.2 Amendment. SNET, SAS and WB may agree in writing to amend this Agreement at any time prior to the Effective Time, provided that, after the shareholders of WB approve the Merger, no amendment shall be made which is adverse to the shareholders of WB (including, without limitation, any adverse change in the terms of the consideration to be received by the WB shareholders) unless such amendment is approved by such shareholders.

     13.3 Waiver. Any condition to the performance of WB, SNET or SAS which may legally be waived at or prior to the Effective Time may be waived at any time by the third party entitled to the benefit thereof by action taken or authorized by the Board of Directors of the waiving party.


                                   ARTICLE XIV
                                  MISCELLANEOUS

     14.1 Survival. Except for the agreements contained in Article III and Sections 6.4, 14.4 and14.11, which shall survive the Merger, all representations, warranties, agreements and covenants under this Agreement shall not survive the Merger.

     14.2 Woodbury Management Employees. Each management employee of WB who is not employed by SNET as of the Effective Time shall receive severance pay of a type generally available to SNET management employees with similar lengths of service and job descriptions, and the Surviving Corporation shall continue in full force and effect the Agreement dated May 31, 1991 between J. Garry Mitchell and WB, and the Change-in-Control Agreement dated July 24, 1996 between Donald E. Porter and WB.

     14.3 Community Activities. Subsequent to the Effective Time, SNET shall continue WB's support of local community activities to the extent consistent with SNET's corporate strategy.

     14.4 Expenses. Whether or not the Merger shall be consummated, each party shall pay its own expenses in connection with this Agreement and the consummation of the Merger, provided that if this Agreement is executed but the Merger is not consummated (i) due to the failure of either party to receive the necessary regulatory approvals, despite their best efforts, or (ii) due solely to the fault of SNET, then SNET will pay to WB an amount equal to all reasonable costs and expenses including fees and costs of attorneys, investment bankers, accountants and financial advisors, incurred by WB after September 26, 1996 in connection with the Merger but in no event shall such costs and expenses exceed $125,000 if pursuant to clause (i) or $300,000 if pursuant to clause (ii) herein.

     14.5 Brokers; Finder Fees. Each party to this Agreement represents to the other that all negotiations relative to this Agreement and the Merger have been carried on by SNET directly with WB and without the intervention of any other person and no person is entitled to a finder's fee, brokerage commission or other similar fee.

     14.6 Notices. Any notice, request, instruction or other document to be given hereunder shall be in writing and delivered personally, telecopied (if receipt is confirmed) or sent by registered or certified mail, postage prepaid, if to SNET or SAS, addressed to SNET or SAS, as the case may be, at 227 Church Street, New Haven, Connecticut 06510, Attention: Paula M. Anderson, Esq.; and if to WB, addressed to WB at P.O. Box N, Woodbury, Connecticut 06798-0478,
Attention: DonaldE. Porter, with copies to Thomas Candrick, Esq., Carmody & Torrance, 195 Church Street, New Haven, Connecticut 06510, or to such other persons as may be designated by notice in writing by any party.

     14.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Connecticut (without reference to the choice of law principles thereof).

     14.8 Non-Assignability. This Agreement shall not be assignable by any of the parties hereto.

     14.9 Entire Agreement. This Agreement contains all of the representations, warranties, understandings and agreements of the parties relating to the transactions contemplated herein; (ii) supersedes all prior written agreements and negotiations and oral understandings, if any, between the parties; and (iii) may not be amended, supplemented or discharged except by performance or by an instrument in writing executed by the parties hereto.

     14.10 Counterparts. For the convenience of the parties, this Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     14.11  Indemnification and Insurance.

     (a) After the Effective Time, the Surviving Corporation will (and SNET will as long as it controls Surviving Corporation) indemnify and hold harmless each of the current directors of WB (the "Indemnified Parties") in their capacities as directors or officers to the full extent provided in WB's Certificate of Incorporation and Bylaws (except for violations of the federal securities laws), with respect to any matter existing or occurring prior to the Effective Time.

     (b) The Surviving Corporation will not amend, and SNET will not (as long as it controls the Surviving Corporation) authorize or permit the amendment of, provisions of WB's Certificate of Incorporation or Bylaws providing for indemnification (as in effect as of the date of this Agreement) in any manner adverse to the Indemnified Parties for a period of three (3) years from and after the date of this Agreement; provided, however, that such indemnification is subject to any limitation imposed from time to time under applicable law.

     (c) For six (6) years after the Closing, the Surviving Corporation will (and for so long as it controls the Surviving Corporation, SNET will cause the Surviving Corporation to) maintain policies of officers' and directors' liability insurance maintained by WB as of the date of this Agreement (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions substantially equivalent) with respect to the acts or omissions occurring before the Effective Time, including but not limited to the transactions contemplated by this Agreement, covering each of the Indemnified Parties currently covered by WB's officers' and directors' liability insurance policy, or who become covered by such policy before the Effective Time. The provisions of this Section 14.11 shall survive the Effective Time and shall be enforceable by the Indemnified Parties, their heirs, executors and personal representatives and are binding on successors and assigns of WB, SNET and SAS.

     (d) Any determination to be made as to whether any Indemnified party has met any standard of conduct imposed by law or by WB's Certificate of Incorporation or Bylaws will be made by legal counsel reasonably acceptable to such Indemnified Party and SNET.

     (e) In the event any Indemnified Party is or becomes involved in any capacity in any action, proceeding, or investigation for which he has a claim for indemnification against the Surviving Corporation (including, without limitation, the transactions contemplated by this Agreement), the Surviving Corporation will, and SNET will (as long as it controls the Surviving Corporation) cause the Surviving Corporation to, pay as incurred such Indemnified Party's legal and other expenses actually and reasonably incurred in connection therewith upon receipt of an understanding by or on behalf of such Indemnified Party to repay such amount if it is ultimately determined that he is not entitled to be indemnified by WB. Neither WB, SNET or the Surviving Corporation shall be liable for any settlement of any claim without its written consent, which shall not be unreasonably withheld.

     (f)    Any Indemnified Party wishing to claim indemnification under this
Section 14.11, upon hearing of any claim, action, suit or proceeding or investigation, shall notify WB, SNET or the Surviving Corporation (but the failure to so notify an Indemnifying Party shall not relieve it from any liability it may have under this Section , except to the extent such failure prejudices such party). The Indemnified Parties as a group may retain only one law firm to represent them with respect to such matter unless there is, under applicable standards of conduct, a conflict on any significant issue between the parties of any two or more Indemnified Parties.

     (g) The obligations pursuant to this Section 14.11 will survive the Merger and will continue in full force and effect for a period of three (3) years from the Effective Time (except that the obligations of the Surviving Corporation pursuant to subsection(c) of this Section to maintain policies of officers' and directors' liability insurance shall continue for six(6) years and the obligations of the Surviving Corporation and SNET pursuant to subsection(a) of this Section shall continue for such six-year period solely with respect to matters covered by such policies), provided that as to any claim for indemnification asserted pursuant to this Section 14.11 during such three-year or six-year period, as applicable, such obligations will remain in full force and effect until the final disposition of such claim.

     14.12 Interpretation. The section headings in this Agreement are inserted for convenience only and are not part of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above written.

                                       SOUTHERN NEW ENGLAND
                                       TELECOMMUNICATIONS CORPORATION



                                       By:
                                       Name: John J. Miller
                                       Its:  Vice President & Treasurer



                                       SNET ACQUISITION SUBSIDIARY, INC.



                                       By:
                                       Name: John J. Miller
                                       Its:  President



                                       THE WOODBURY TELEPHONE COMPANY



                                       By:
                                       Name: Donald E. Porter
                                       Its:  President